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Ex12a
                               Idaho Power Company
                       Consolidated Financial Information
                 Supplemental Ratio of Earnings to Fixed Charges


                                                                                                      Twelve Months
                                            Twelve Months Ended December 31,                              Ended
                                                 (Thousands of Dollars)                                 March 31,
                                         1997         1998       1999         2000          2001          2002
Earnings, as defined:
  Income from continuing operations
  before  income taxes               $  135,908    $ 133,021   $ 119,872   $ 128,139    $    48,250     $   61,840
  Adjust for distributed income of
  equity investees                       (3,943)      (4,697)       (837)     (3,116)        (1,620)        (2,609)
  Equity in loss of equity method
  investments                                 0          476           0           0              0              0
  Minority interest in losses of
  majority owned subsidiaries                 0         (125)          0           0              0              0
  Supplemental fixed charges, as
  below                                  64,317       63,967      65,526      61,372         66,748         69,094

     Total earnings, as defined      $  196,282    $ 192,642   $ 184,561   $ 186,395    $   113,378     $  128,325

Fixed charges, as defined:
  Interest charges                   $   60,761    $  60,593   $  62,014   $  57,797    $    64,002     $   66,389
  Rental interest factor                    982          801         955       1,036            962          1,016

     Total fixed charges                 61,743       61,394      62,969      58,833         64,964         67,405

  Supplemental increment to fixed
   charges*                               2,574        2,573       2,557       2,539          1,784          1,689


     Total supplemental fixed
       charges                       $   64,317    $  63,967   $  65,526   $  61,372    $    66,748     $   69,094

Supplemental ratio of earnings to
   fixed charges                          3.05x        3.01x       2.82x       3.04x          1.70x          1.86x


*Explanation of increment - Interest on the guaranty of American Falls
      Reservoir District bonds and Milner Dam, Inc. notes which are already included in operation expenses.


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